UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Genesis HealthCare Corporation
(Name of Registrant as Specified in its Charter)

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VOTE “FOR” THE PROPOSED $63.00 CASH MERGER WITH FORMATION CAPITAL TODAY

THERE IS NO OTHER OFFER AND NO BETTER ALTERNATIVE

THERE IS SUBSTANTIAL RISK TO THE VALUE OF YOUR SHARES
IF THE TRANSACTION IS NOT APPROVED

PLEASE VOTE THE ENCLOSED PROXY CARD TODAY!

April 10, 2007

Dear Genesis HealthCare Shareholder:

     In less than two weeks, at the Company’s annual meeting, shareholders will vote on the proposed $63.00 per share cash merger between the Company and a joint venture between affiliates of Formation Capital, LLC and JER Partners. Your Board of Directors, with one director abstaining, is strongly recommending that you vote your shares “FOR” approval of the proposed merger because:

  $63.00 is the highest price offered for the Company
  There is no competing offer at any price
  Closing is on track for the third quarter of 2007 (possibly as early as July), the regulatory approval process is on track, there is no financing condition and Formation Capital’s financing is fully committed
  $63.00 offers a 31% premium over the average closing price of the Company’s common stock for the 30 days before the transaction was announced
  $63.00 represents financial multiples of EV/LTM EBITDA and NTM P/E1 significantly greater than Genesis’ all-time high financial multiples, which are themselves higher than the sector’s record highs
  The $63.00 Formation Capital cash transaction provides more shareholder value than does the primary alternative of remaining an independent public company
  A shareholder vote against the transaction risks losing the opportunity to receive $63.00 in cash, as compared to the $52.85 trading price immediately prior to the announcement of the Formation Capital transaction.

If you have not done so already, please vote your shares by telephone or internet by following the instructions on the enclosed proxy card, or complete the enclosed proxy card and mail it back in as soon as possible.

_______________________________________
1 “EV/LTM EBITDA” refers to the ratio of the Company’s enterprise value (debt plus equity) divided by its earnings before interest, taxes, depreciation and amortization for the most recent completed 12-month period, and “NTM P/E” refers to the ratio of the Company’s share price divided by its anticipated earnings per share for the next 12 month period.

HERE ARE SOME FACTS YOU SHOULD KNOW

There is no alternative offer to the $63.00 Formation Capital transaction and any suggestion to the contrary is untrue.

  Since the transaction was announced on January 16, no one (including the other bidders in the auction process) has contacted the Company to indicate an interest in acquiring the Company at a higher price (or at any price).
  The final offer price was driven by an active, competitive auction involving all likely, credible bidders, which yielded four highly interested bidders all of whom submitted “best and final” offers – none of these bids was higher than the final transaction price.
  When the losing bidder (identified as Participant #2 in our proxy materials) was told of the Board’s decision, Participant #2 did not suggest or indicate that it was willing to or would have offered a higher price, and it has not offered a higher price since then.

If the $63.00 Formation Capital transaction is not approved, there is no indication that there will be any alternative transaction for the Company. If an alternative offer is made, it could be at a lower price, and could take several months longer to close than the current transaction.

  The $63.00 Formation Capital transaction is on track to close in the third quarter of 2007. Other than shareholder approval, the transaction is subject only to regulatory approvals and other customary closing conditions. Formation Capital has already devoted almost three months to obtaining regulatory approvals and expects to receive the approvals on schedule.
  If any other party were to seek to acquire Genesis, it would need to restart the regulatory approvals process in 13 states, which can take six months or more. As a result, an alternative transaction would not be expected to close, if at all, until four to nine months after the Formation Capital transaction is likely to close – exposing Genesis shareholders to extended risk of non-consummation and time-value-of-money loss, even were the nominal value of the alternative transaction greater than $63.00 per share.

The $63.00 per share cash price in the Formation Capital transaction fully realizes the value of your shares.

  Now is a highly opportunistic time to sell, with Company and healthcare sector valuations at all-time highs:
o	Immediately prior to the announcement of the transaction, Genesis was trading at an all-time high of $52.85, which was an all-time high EV/LTM EBITDA multiple of
9.4x and an all-time high NTM P/E multiple of 21.0x.
o	These multiples are higher even than the healthcare sector’s multiples, which also were at record highs, of a 5-year high of 7.4x EV/LTM EBITDA multiple and at a
10-year high NTM P/E multiple of 18.5x.
o	The $63.00 per share transaction price represents an even greater multiple than the record multiples of Genesis and the sector, at an 11.0x EV/LTM EBITDA multiple and a 25.5x FY2007E P/E multiple.

o	These all-time highs in trading multiples reflect the benefits that Wall Street expects from the recent investments that Genesis and comparable companies have made to improve systems, upgrade and modernize facilities and expand clinical capabilities.
These enhancements were incorporated into EBITDA margin expansion in the financial analyses for the transaction.

  The $63.00 per share cash transaction price represents a considerable premium over comparable transactions:
o	The 11.0x LTM EBITDA multiple represented by the transaction price significantly exceeds that of any other transaction in the healthcare sector and is meaningfully above the mean and median multiples paid in selected Skilled Nursing, Assisted
Living and Rehabilitation transactions since June 2003.
o	The transaction is at a premium to the value at which Formation sold assets to
General Electric. Some published reports, using an incorrect valuation methodology, have suggested the opposite. The multiple applicable to the
Formation/GE transaction was a multiple of RENT, not EBITDA. Applying the proper multiple to the EBITDA of the operators of the facilities, the implied transaction price for the acquisition of Genesis would be approximately $58.00 per share, or $5.00 per share less than the actual $63.00 deal price.

The Formation Capital transaction is superior on a present value basis to what the Company could be expected to achieve on a stand-alone basis.

  If the shareholders reject the Formation Capital transaction and the Company remains an independent public company, to achieve $63.00 per share on a present value basis, the Company would have to significantly outperform its own strategic plan and its trading multiples would have to remain high:
o	The $63.00 per share price paid in the Formation Capital transaction was well in the upper range of the Company’s value determined through a discounted cash flow analysis.
o	The future stock price and leveraged recapitalization analyses demonstrate that the transaction exceeds the value Genesis would expect to achieve over the next four years assuming it met its strategic plan, which in the case of the present value of future stock price analysis is in the range $41.12 - $57.35 per share (assuming a 10-
13% discount rate), and in the case of the leveraged recapitalization analysis is in the range $43.63 - $54.04 per share (assuming a 11.5% discount rate).

  There is considerable risk in undertaking standalone strategic alternatives in place of the Formation Capital transaction. In addition to the customary risks associated with the execution of the Company’s business strategy, there are also potential external risks, such as a downturn in the economy, changes in regulations and reductions in government reimbursement rates. Approximately 74% of our revenues come from Medicare and Medicaid. Although the Company has enjoyed a relatively stable and positive environment over the past 3 years, the reimbursement environment in the long-term care sector is historically cyclical.  There is compelling, public information that suggest that Medicare and Medicaid rates for skilled nursing care will grow at below inflationary rates and well below recent growth rates for the next several years.

The strategic review process, which was controlled and directed by the independent members of the Board, has delivered exceptional shareholder value.
  The Board’s process included a broad solicitation of possible bidders, with no bidder given any exclusivity period, and ended in a highly competitive auction process.
  The process drove the deal price from $48.50 per share (the approximate trading price at the time the Company received its first bid, at $51.50 per share) to the final $63.00 per share transaction price.
  The Board asked all bidders for best and final offers twice. Every bidder had the opportunity, and every incentive, to make its best offer. None of the losing bidders ever told the Company that it was willing to offer more. No one has made any alternative offer since the transaction was announced.

     $63.00 IN CASH IS GREAT VALUE FOR SHAREHOLDERS

THERE IS NO OTHER OFFER AND NO BETTER ALTERNATIVE

CLOSING IS ON TRACK FOR THIRD QUARTER 2007

THE FORMATION CAPITAL TRANSACTION IS NOT SUBJECT TO A FINANCING
CONDITION, AND FINANCING FOR THE TRANSACTION IS FULLY COMMITTED

THERE IS SUBSTANTIAL RISK TO THE VALUE OF THE COMPANY AND YOUR SHARES
IF THE FORMATION CAPITAL TRANSACTION IS NOT APPROVED

Your Board of Directors, with one director abstaining, strongly recommends that you
VOTE “FOR” THE PROPOSED MERGER TODAY

     No matter how few or how many shares you may own, we encourage all shareholders to take a moment to vote today. For your convenience, you can vote by telephone or internet by following the instructions on the enclosed proxy card, or you can mail back your proxy in the enclosed pre-paid envelope.

Shareholders who have questions, or need assistance in voting their shares, should call our proxy advisors, MacKenzie Partners, Inc., toll free at (800) 322-2885.

On Behalf of the Board of Directors
Sincerely,

George V. Hager, Jr.
Chairman and Chief Executive Officer